    As filed with the Securities and Exchange Commission on September 2, 1996
                                                       Registration No. 333-4409
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                             SECURITIES ACT OF 1933

                             PREMIER CONCEPTS, INC.
             (Exact name of Registrant as specified on its Charter)

Colorado                                                         84-1186026
- ---------------------------------                        ---------------------
(State or other jurisdiction                                    IRS Employer
of incorporation or organization)                          Identification Number

    3033 S. Parker Road, Suite 120, Denver, Colorado  80014   (303) 338-1800
    -------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

   Sissel Greenberg, 3033 S. Parker Rd., #120, Denver, CO 80014 (303) 338-1800
   ---------------------------------------------------------------------------
           (Name, address, including zip code, and telephone number of agent for service of process)

                                   Copies to:
                            Clifford L. Neuman, Esq.
                                  Neuman & Cobb
                                1507 Pine Street
                            Boulder, Colorado  80302
                                 (303) 449-2100

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.    [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.      [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    [  ]
================================================================================

                                        CALCULATION OF REGISTRATION FEE
Title of Each
Class of                            Proposed          Proposed
Securities                           Maximum           Maximum
to be              Amount to be  Offering Price       Aggregate          Amount of
Registered          Registered    Per Share<F1>  Offering Price<F1>  Registration Fee
- ------------------ ------------- --------------- ------------------- ----------------

Common Stock,
$.0004 par
value<F2>           2,167,208       $.50<F2>         $1,083,604              $373.66
- -----------         ----------  ----------------    ------------             -------
TOTAL:                                                                       $373.66

<FN1>     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

<FN2>     Based upon the average of the bid and ask prices of the Company's Common Stock in accordance with
          Rule 457(c).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             PREMIER CONCEPTS, INC.


               Item No. and Heading
                    In Form S-3
              Registration Statement
              ----------------------

1.             Forepart of the
               Registration Statement
               and outside front cover
               page of Prospectus

2.             Inside front and outside
               back cover pages of
               Prospectus

3.             Summary Information, Risk
               Factors and Ratio of
               Earnings to Fixed Charges

4.             Use of Proceeds

5.             Determination of Offering
               Price

6.             Dilution

7.             Selling Securityholders

8.             Plan of Distribution

9.             Description of Securities
               to be Registered

10.            Interest of Named Experts
               and Counsel

11.            Material Changes

12.            Incorporation of Certain
               Information by Reference

13.            Disclosure of SEC
               Position on
               Indemnification for
               Securities Act
               Liabilities

                                                 Location In Prospectus
                                                 ----------------------

Forepart of Registration
Statement and outside front
cover page of Prospectus


Inside front and outside back
cover pages of Prospectus

Risk Factors


Use of Proceeds

*

*

Selling Securityholders

Plan of Distribution

Description of Securities


Legal Matters

Recent Developments

Incorporation of Certain
Documents by Reference

Indemnification----------------------------------------

* Omitted from Prospectus because Item inapplicable or answer is in the negative.

PROSPECTUS

                             PREMIER CONCEPTS, INC.
                  ---------------------------------------------

                                2,167,208 Shares
                          $.0004 par value Common Stock

     This Prospectus relates to the reoffer of 2,167,208 shares of Common Stock, $.0004 par value ("Common Stock") of Premier Concepts, Inc., a Colorado corporation (the "Company" or "Premier") by certain securityholders of the Company (the "Selling Securityholders"). The Selling Securityholders may offer all 2,167,208 shares of the Company's Common Stock covered by this Prospectus in transactions in the over-the-counter market at prices obtainable at the time of sale, or in privately negotiated transactions at prices determined by negotiation. The Selling Securityholders may effect such transactions by selling the shares to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders, and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). (See "SELLING SECURITYHOLDERS" and "PLAN OF DISTRIBUTION.") The Selling Securityholders and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers, and, if broker-dealers purchase any securities as principals, any profits received by such broker-dealers on the resales of securities, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting compensation.

     The Company will not receive any of the proceeds from the sale of shares by the Selling Securityholders. (See "USE OF PROCEEDS.") The Company has agreed to pay all the costs of registering the shares offered hereby, estimated to be $10,000. The Selling Securityholders will, however, pay the other costs related to the sale of their shares, including discounts, commissions and transfer fees. (See "PLAN OF DISTRIBUTION.") The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.


     The Company's Common Stock is traded in the over-the-counter market and quoted on the OTC Electronic Bulletin Board ("Bulletin Board") under the symbol "PMRCA". Prior to this Offering, however, the public market for the Company's Common Stock has been highly illiquid, and there can be no assurance that a more viable public market will develop in the future. On August 16, 1996, the bid and ask prices of the Company's Common Stock, as quoted on the Bulletin Board, were $.625 and $.8125, respectively.


     There can be no assurance that a market for the Common Stock will continue in the future. The Company has no arrangements with broker-dealers concerning the maintenance of the trading market for the Common Stock.

     FOR DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS" COMMENCING AT PAGE 9.

                            -------------------------

     MARKET TRANSACTIONS IN THE SECURITIES OF THE COMPANY ARE SUBJECT TO THE PENNY STOCK RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION. SEE "RISK FACTORS."

                            -------------------------


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSIONS NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSIONS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

             The date of this Prospectus is                   , 1996
                                                ----------------

     No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sales of the securities offered in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549, as well as at the following Regional Offices: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.


     The Company has filed a Registration Statement on Form S-3 with the Commission in Washington, D.C., in accordance with the provisions of the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock offered hereby and the Company, reference is made to the Registration Statement, including the exhibits and financial statement schedules filed as a part thereof. Reference also should be made to the Company's Annual Report on Form 10-KSB for the fiscal year ended January 28, 1996, and Quarterly Reports on Form 10-QSB for the quarters ended April 28, 1996 and July 28, 1996, which are incorporated herein by reference. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement may be obtained from the Commission upon payment of the fees prescribed therefor and may be examined at the principal office of the Commission in Washington, D.C.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:


     (a) The Registrant's Amended and Restated Annual Report on Form 10-KSB/A-2 for the fiscal year ended January 28, 1996, File No. 0-21119;

     (b) The Registrant's Amended and Restated Quarterly Report on Form 10-QSB/A-2 for the fiscal quarter ended April 28, 1996, File No. 0-21119;

     (c) The Registrant's Quarterly Report on Form 10-QSB for the fiscal quarter ended July 28, 1996, File No. 0-21119; and

     (d) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above.


     All documents filed by the Company with the Commission pursuant to Section 13a, 13c, 14 or 15d of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in the above-referenced documents shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any documents or portions of such documents incorporated in this Prospectus, not including exhibits to the information that is incorporated by reference, unless such exhibits are specifically incorporated by reference in this Prospectus, may be obtained at no charge by a written or oral request to Sissel Greenberg, President, Premier Concepts, Inc., 3033 S. Parker Road, Suite 120, Denver, Colorado 80014, telephone (303) 338-1800.

                                TABLE OF CONTENTS


AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . .   5

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Selling Securityholder Offering . . . . . . . . . . . . . . . . . . . .   8
     Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Summary Financial Data. . . . . . . . . . . . . . . . . . . . . . . . .   9

RECENT DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     Risk Factors Related to the Business of the Company . . . . . . . . . .  12
     Risk Factors Related to the Offering. . . . . . . . . . . . . . . . . .  16

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . .  20

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . . .  25
     Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     Series A Convertible Preferred Stock. . . . . . . . . . . . . . . . . .  25
     Transfer Agent and Registrar. . . . . . . . . . . . . . . . . . . . . .  26
     Reports to Shareholders . . . . . . . . . . . . . . . . . . . . . . . .  26

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

INFORMATION NOT REQUIRED IN PROSPECTUS . . . . . . . . . . . . . . . . . . .  28
     Item 14.  Other Expenses of Issuance and Distribution.. . . . . . . . .  28
     Item 15.  Indemnification of Directors and Officers . . . . . . . . . .  28
     Item 16.  Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     Item 17.  Undertakings. . . . . . . . . . . . . . . . . . . . . . . . .  35

(INFORMATION IN THIS SECTION BORDERED BY BOX)

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION WITH REGARD TO THE COMMON STOCK OF THE COMPANY IN THIS PROSPECTUS, INCLUDING SHARE AND PER SHARE INFORMATION, GIVES EFFECT TO (I) A ONE-FOR-FIVE (1-FOR-5) REVERSE STOCK SPLIT EFFECTED BY THE COMPANY ON THE DATE OF THIS PROSPECTUS AND (II) THE CONVERSION OF 416,670 (PRE-SPLIT) SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK INTO 102,041 SHARES OF COMMON STOCK.


                                   THE COMPANY


     Premier Concepts, Inc., a Colorado corporation ("Premier" or the "Company") was organized on July 15, 1988 under the laws of the State of Colorado. Operating under the name "Impostors," the Company believes it is one of the nation's largest specialty chain retailers of faux jewelry. Specializing in the marketing and retailing of high-end fashion and reproduction jewelry that has the appearance, but not the cost, of fine jewelry, the Company sells products that emulate fine jewelry and classic pieces originally designed by famous jewelers such as Tiffany & Co. (registered trademark) Cartier (registered trademark), Bulgari (registered trademark) and Harry Winston. The Company's product line also includes replicas of jewelry owned by Princess Diana, The Duchess of Windsor, Elizabeth Taylor and other celebrities. The Company's faux jewelry is created with layered gold, cubic zirconia and Austrian crystal to simulate the look of fine jewelry. Also, the Company offers an extensive collection of 14 karat gold jewelry with synthetic stones. In June 1996, the Company introduced a new collection of genuine sterling silver featuring semi-precious and synthetic stones. The Company's products are purchased principally from several domestic vendors and from vendors in China, England, Hong Kong, Italy, Korea, Spain, Taiwan and Thailand.

     The 27 currently operating Impostors retail stores are designed to match the elegant look of the Company's products and to provide customers with the feeling of shopping in an upscale, fine jewelry environment. The Company's stores are located in shopping malls and tourist locations. Currently, the Company has stores in Southern California, Northern California, the states of Arizona, Colorado, Louisiana, Missouri and Washington and in the Washington, D.C. area. On August 30, 1996, the Company opened its 27th store in the Park Meadows shopping mall in the Denver metropolitan area. In addition, the Company has entered into a lease for a new retail store at the Rio Hotel and Casino in Las Vegas, Nevada. The store will be part of the Rio's new casino and retail development which is expected to open in February 1997. The largest and most visible store is located in the prime retail area of San Francisco's Union Square.


     The Company believes that it has an opportunity to become a leader in the specialty retailing segment of the national and international market for faux and reproduction jewelry and related accessory items through a combination of internal growth and acquisitions. Its plans include expansion of retail store locations, development of new marketing channels including multimedia and direct mail, and the marketing of its high-end jewelry reproductions and store concept internationally through licensing and distribution arrangements.

     The Company maintains its principal executive offices at 3033 S. Parker Road, Suite 120, Aurora, Colorado 80014, where its telephone number is (303) 338-1800.

                         SELLING SECURITYHOLDER OFFERING

Securities Offered:                2,167,208 shares of Common Stock, $.0004 par
                                   value

Bulletin Board Symbol:             PMRCA

Offering Price:                    Prevailing Market Price

Common Shares Outstanding:<F1> <F2> <F3>

     Before Offering               3,744,695
     After Offering                3,744,695

- -----------------------------------


<F1> Does not include (i) 1,150,000 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's 1993 Stock Incentive Plan, 665,000 of which are subject to outstanding and unexercised options of which 200,000 options are subject to future vesting, (ii) 463,750 shares of Common Stock reserved for issuance upon exercise of outstanding Class C Common Stock Purchase Warrants ("C Warrants"), (iii) 185,000 shares of Common Stock reserved for issuance pursuant to the exercise of other outstanding Options and Warrants, and (iv) 300,000 shares of Common Stock reserved for issuance pursuant to the exercise of options which may be granted under the Company's 1995 Employee Stock Purchase Plan ("1995 ESPP").


<F2> Does not include 510,205 shares of Common Stock reserved for issuance pursuant to the conversion of 416,617 shares of Series A Convertible Preferred Stock ("Convertible Preferred Stock") or 208,335 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding Class B Warrants sold by the Company in a bridge offering that closed on June 24, 1996 (the "Bridge Offering").

<F3> Does not include 5,000,000 shares of Common Stock or 2,500,000 shares of
     Common Stock reserved for issuance pursuant to the exercise of Class A Warrants proposed to be offered and sold by the Company in a secondary public offering which is the subject of a Registration Statement which has been filed by the Company with the Commission but is not yet declared effective.

                                  RISK FACTORS

     The Offering involves a high degree of risk. Prospective investors should carefully consider the factors set forth under "RISK FACTORS".


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares offered by the Selling Securityholders.

                             SUMMARY FINANCIAL DATA

     Set forth below is selected summary financial data with respect to the Company. Financial information for the period ended January 29, 1995, for the year ended January 28, 1996, and as of and for the six months ended July 30, 1995 and July 28, 1996, is derived from the financial statements included elsewhere in this Prospectus and is qualified by reference to such financial statements and the notes related thereto. In February 1995, the Company adopted its new fiscal year to begin January 30, 1995 and end January 28, 1996; and thereafter the fiscal year will end on the last Sunday of each January of each successive year.


                              Period ended  Year ended    Six months ended
                                                        ---------------------
                              January 29,   January 28,  July 30,     July 28,

                                 1995(1)      1996        1995         1996
                                ---------      -----       -----       -----
STATEMENTS
OF OPERATIONS DATA:

Revenue. . . . . . . . . . . . .$8,335,790$9,069,840  $4,139,329  $3,957,452

Operating (loss) . . . . . . . .(886,667)    (37,298)   (330,668)   (213,332)

Income from discontinued
  operations . . . . . . . . . .141,237      270,441      90,390      16,177

Net income (loss). . . . . . . .(1,038,726)  114,219    (306,631)   (196,064)

Net income (loss) available
  to common shareholders . . . .(1,038,726)   114,219   (306,631)    199,064

Net income (loss) per
common share . . . . . . . . . .   (.59)         .05        (.14)       (.05)

Weighted average number of
  common shares
  outstanding. . . . . . . . . .1,773,159  2,479,000   2,175,160   3,744,695

                              Period ended  Year ended    Six months ended
                                                        ---------------------
                              January 29,   January 28,  July 30,     July 28,

                                 1995(1)      1996        1995         1996
                                ---------      -----       -----       -----
STATEMENTS
OF OPERATIONS DATA:

Store revenues . . . . . . . . .$8,178,054$8,957,344   $4,096,758    $3,949,134

Store gross margin . . . . . . .5,509,955  6,337,334    2,802,975     2,775,731

Store operating expenses . . . .4,850,747  4,906,077    2,395,543     2,313,303

Store operating profit . . . . .659,237    1,431,257      407,432       462,428

Corporate overhead operating
  expenses . . . . . . . . . . .1,430,884  1,518,416      746,518       677,816

Gross margin percentage. . . . .  66.4%        70.3%        68.4%         70.3%

Comparable same store
  sales(2) . . . . . . . . . . .7,448,884  8,186,449    3,644,764     3,731,821

Comparable same store
  sales growth(2). . . . . . . .  N/A           9.9%        N/A            2.4%

Comparable same store
  sales per square foot(2) . . . 520.68       572.24       254.77        260.86



                                                       As of
                                                     April 28,
                                              -----------------------
                                                      Actual
                                                      ------
BALANCE SHEET DATA:

 Total assets  . . . . . . . . . . . .             $3,277,922
 Total liabilities . . . . . . . . . .              2,206,782
 Working capital . . . . . . . . . . .                546,626
 Stockholders' equity  . . . . . . . .              1,071,140
__________________________


(1) Due to the Company's change in fiscal year, the Company's financial statements are reported for the year ending December 31, 1994 ("Fiscal 1994"), a one month period ending January 29, 1995, and the year ending January 28, 1996 ("Fiscal 1996"). The Impostors acquisition was completed on February 24, 1994, and accordingly results of operations for the period ended December 31, 1994 reflect only ten months of Impostors' operations. Prior to the Impostors acquisition, which includes the period from January 1, 1994 through February 23, 1994 (approximately two months), the Company had no significant operating activity. Therefore, for purposes of comparison, the one-month period from January 1, 1995 trough January 29, 1995 has been combined with Fiscal 1994 and therefore represents thirteen
     (13) months of combined operations but only eleven (11) months of operations of Impostors. This combined period is referred to as "the period ended January 29, 1995."



(2) Includes only stores open for the entire period to which it is being compared. For the purpose of comparable same-store sales only, the period ended January 29, 1995 includes 12 months of sales. However, the financial statement data for the same period includes only 11 months of Impostors' operations, as the retail chain was acquired in late February 1994.



(END OF SECTION BORDERED BY BOX)

                               RECENT DEVELOPMENTS

BRIDGE OFFERING

     On June 24, 1995, the Company completed a bridge offering in which it sold to three accredited investors an aggregate of 208,335 Units, each Unit consisting of two (2) shares of Series A Convertible Preferred Stock ("Convertible Preferred Stock"), and one Class B Warrant at a price of $1.20 per Unit. See "DESCRIPTION OF SECURITIES -- SERIES A CONVERTIBLE PREFERRED STOCK"; "DESCRIPTION OF SECURITIES -- CLASS B WARRANTS." After deducting placement fees of $25,000 payable to Cohig & Associates, Inc., as placement agent, the Company realized net proceeds in the offering of $225,000, which were utilized to complete three store remodeling projects and to pay for the expenses associated with opening its new store located in the Park Meadow shopping mall in the Denver metropolitan area.

PROPOSED PUBLIC OFFERING

     The Company has signed a Letter of Intent to undertake a secondary public offering of its securities (the "Public Offering") and has filed a Registration Statement with the Commission covering that proposed Public Offering. As currently contemplated, the Public Offering would consist of the offering for sale by the Company through an underwriter, on a firm commitment basis, of 5,000,000 shares of Common Stock and 5,000,000 Class A Warrants ("A Warrants"), two (2) A Warrants exercisable to purchase one (1) additional share of Common Stock of the Company.

     In connection with the proposed Public Offering, pursuant to the prior approval of the Company's Board of Directors and shareholders, the Company intends to consummate a one-for-five (1-for-5) reverse split of its securities on the effective date of the Registration Statement covering the Public Offering.

     As of the date of this Prospectus, the price to the public of the shares of Common Stock and A Warrants proposed to be offered by the Company in the Public Offering have not been determined.

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT IN THE COMPANY'S SECURITIES AND, ALONG WITH EACH OF THE FOLLOWING FACTORS, CONSIDER THE INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

RISK FACTORS RELATED TO THE BUSINESS OF THE COMPANY

     BANKRUPTCY OF PREDECESSOR. The Impostors operations were acquired by the Company in 1994 out of a Chapter 11 bankruptcy proceeding by American Fashion Jewels, Inc. ("AFJ"), the prior owner of Impostors. In its eight-year operating history prior to the 1993 bankruptcy petition, AFJ had incurred substantial debts, operating losses and unliquidated liabilities to numerous franchisees. While the Company closed most of the unprofitable stores acquired from AFJ and believes that it has defined and adopted an operating strategy which can lead to profitable and successful operations, the Company has to date experienced only operating losses from its Impostors operations and there can be no assurance that the Company's efforts to achieve profitability will be any more successful than those of AFJ.

     OPERATING LEASES; RISK OF LONG-TERM COMMITMENTS. The Company operates its 27 retail locations under commercial leases which, in the aggregate, represent nearly $7 million in future fixed rental payments. In addition, all of the Company's store leases have provisions requiring additional payments for operating expenses, real estate taxes and additional rent based upon a percentage of sales. There can be no assurance that store revenues will be sufficient to cover the Company's unconditional future rent obligations under these leases. Further, the Company's leases expire at various dates from 1996 to 2002, and upon expiration, there can be no assurance that the Company will be able to renegotiate lease terms that are favorable to the Company, or, failing renegotiation, locate suitable replacement facilities. In October 1995, the Company's Rodeo Drive lease expired without renewal due to the landlord's desire to remodel the building. For the 11 month period ended January 29, 1995, the Rodeo Drive store had contributed $97,287 to the Company's operating income. In addition, the Company's largest store in Union Square, San Francisco expires in the year 2001. During Fiscal 1996, this store contributed $245,626 to the Company's operating income. The loss of the Union Square store or one or more of the other established retail locations could have a material adverse effect on the Company and its operations. Further, the Company's office lease has been personally guaranteed by four of the members of the Company's Board of Directors.

     Additionally, the Company plans to lease and open 10 additional retail stores over the next 12 months and an additional 20 stores over the next 24 months. While the Company has developed criteria utilized in identifying new store sites, the Company has no way of predicting with certainty whether any new location will support a profitable retail store. As a result, the Company's expansion activities represent a substantial risk that the Company will commit itself to new leases for locations which will prove to be unprofitable.

     ADDITIONAL CAPITAL REQUIREMENTS; POSSIBLE ADDITIONAL DILUTION. It is probable that the Company will require additional capital in the future to finance its business activities. The Company's future plans include remodeling the Company's existing stores and leasing, equipping and stocking new retail locations during fiscal 1997 at an estimated cost of $1,500,000. The Company also plans to heighten its merchandizing efforts through the various home shopping networks and the development and marketing of the Company's "fabulous faux" catalogue, having an estimated development cost of $50,000 to $100,000. Additional capital, to the extent needed, may be obtained through borrowings or by additional equity financing. Future equity financing may occur through the sale of either unregistered common stock in exempt offerings or through the Public Offering of registered equity securities currently proposed by the Company. (See "RISK FACTORS -- PROPOSED PUBLIC OFFERING
AND STOCK SPLIT.") In any case, such additional equity financing may result in dilution to investors. There can be no assurance that any additional capital, funding or revenues can be satisfactorily arranged.


     MANAGEMENT'S LACK OF VOTING INFLUENCE. The Company's President, Sissel B. Greenberg, owns only 2,300 shares of Common Stock, which represents less than 1% of the total issued and outstanding shares. All of the Company's officers and directors as a group own only 12,286 shares, or 1.4% of the total outstanding shares of Common Stock. Even giving effect to the exercise of outstanding options, the Company's officers and directors as a group will exercise voting control over only 10% of the Company's outstanding shares of Common Stock following completion of this offering. As a result of this lack of voting influence as shareholders, there can be no assurance that the Company's officers and directors will be able to implement the plans and strategies described in this Prospectus. Further, it is possible that shareholders with greater voting influence could initiate actions which could be adverse to those plans or hostile to current management. See "Security Ownership of Management and Principal Shareholders."

     LACK OF PROFITABLE OPERATING HISTORY. For the year ended December 31, 1994, the one month ended January 29, 1995, the fiscal year ended January 28, 1996, and for the six months ended July 28, 1996, the Company reported operating losses of $683,641, $203,026, $37,298 and $213,332, respectively. There can be no assurance that operating costs and expenses will not continue to out-pace revenues, or that the Company will not continue to experience losses due to increased operating costs and expenses and/or reduced revenues.


     LIMITED LIQUIDITY AND CAPITAL RESOURCES. The operation of numerous retail locations is very capital intensive, particularly during the holiday season. In the past, the Company has operated on limited capital resources and has depended primarily on funds generated from stock sales and short-term loans from its shareholders and other short-term funding sources to make up any working capital shortfalls. Even if the Company is able to achieve its business plan objectives, it does not anticipate having net operating profits until at least late 1996, if at all. In the meantime, there can be no assurance that funds necessary for operations can be generated from stock sales and short-term loans from related parties and/or other investors.

     RISK OF LEVERAGE AND DEFAULT. A substantial portion of the Company's assets are encumbered by debt, the service of which requires a substantial portion of the net cash flow generated by the Company's operations. While the Company is current in its payment of all secured obligations, future losses from operations may impair the Company's ability to service its secured debt and retire it in accordance with its terms. Should the Company default under any of its secured debt, a creditor could foreclose against the Company's assets and effectively force the cessation of the Company's business. Further, the Company's leveraged position impairs its ability to obtain additional financing to fund working capital requirements, capital expenditures or other purposes, renders the Company more vulnerable to extended economic downturn, restricts the Company's ability to make acquisitions or otherwise exploit business opportunities, and limits the Company's flexibility to respond to changing economic conditions.


     NEW BUSINESS AND LIMITED RETAILING EXPERIENCE. The Company has only been engaged in the business of marketing and retailing high-end fashion and reproduction jewelry since March, 1994. As a result, the Company has only limited experience in the merchandizing of fashion and reproduction jewelry, and there can be no assurance that its intended activities will be successful or result in profitable operations.
It is also impossible to predict what effect, if any, fluctuations in the United States or worldwide economy will have on such industry.

     DEPENDENCE UPON MANAGEMENT. The Company's future success depends in a large part on the continued service of its President, Sissel B. Greenberg, and to a lesser extent its marketing, sales and promotional personnel, as well as on its ability to continue to attract, motivate and retain highly qualified employees. Although the Company provides employees with the opportunity to acquire equity in the Company pursuant to Incentive Stock Options granted under the Company's 1993 Stock Incentive Plan, its key employees may nevertheless voluntarily terminate their employment with the Company at any time. The loss of the services of key personnel could have a material adverse effect upon the Company's operations and marketing efforts. While the Company has a written employment contract with its President, Sissel B. Greenberg, which expires on June 20, 1997, there can be no assurance of her continued service to the Company. The Company does not have key person life insurance covering its management personnel or other key employees.

     COMPETITION. The Company faces significant competition from numerous organizations throughout the country, and world-wide, which offer fashion and reproduction jewelry, many of which possess significantly greater resources than the Company and in many cases greater retailing expertise. Indirectly, the Company competes against retailers of fashion jewelry on the low end and fine jewelry on the upper end of the jewelry market. Within the faux jewelry industry, the Company competes against department stores, some of whom have significantly greater resources and retailing experience than the Company, as well as other businesses which function exclusively as specialty retailers of faux jewelry. The Company competes against these specialty retailers not only in its sources of supply but also in locations for its retail stores. The Company may suffer a competitive disadvantage due to its limited resources and lack of retailing experience.

     RISK OF INFRINGEMENT. A significant portion of the Company's products represent jewelry designs or concepts copied or inspired by fine jewelry developed and sold by famous designers. While most jewelry designs are not protected by copyright or trademark law, on occasion a particular design may be subject to a design copyright or trademark registration obtained by the original designer. Due to the magnitude of the number of the Company's products, it is impracticable for the Company to research each jewelry design that it purchases for resale to determine whether or not there may exist a copyright or trademark registration preventing its unauthorized copy. While the Company has developed certain merchandizing and purchasing methodologies which minimize the risk, there can be no assurance that from time to time the Company will not inadvertently infringe upon the intellectual property rights of third parties. Under these circumstances, the Company may be subject to liability to the owner of the design copyright or trademark to disgorge the Company's profits earned from sales of the particular product, or in the alternative, liability for statutory damages under copyright laws.

     NO PROPRIETARY ADVANTAGE. Neither the design nor concept of any of the Company's jewelry is subject to protection by the Company under applicable copyright, trademark or trade secret laws. As a result, the Company holds no proprietary advantage over others competing in the faux jewelry markets.


     NO FIRM CONTRACTS WITH SUPPLIERS OR MANUFACTURERS. The Company does not have any written contracts with any of its suppliers or manufacturers or commitments from any of its suppliers or manufacturers to continue to sell products to the Company. As a result, there is a risk that any of the Company's suppliers or manufacturers may discontinue selling their products to the Company for any reason. Although the Company believes that it could establish alternate sources for most of its products, any delay in locating and establishing relationships with other sources could result in product shortages and back orders for the product, with a resulting loss of revenues to the Company. Conversely, in connection with the Company's purchase of the Impostors retail chain out of bankruptcy, the Company agreed to purchase a minimum of $500,000 of merchandise annually from a certain vendor through 1997 or until the Company's predecessor's liability to that vendor (totalling $66,634 at July 28, 1996) has been paid in full. Payment for this merchandise is made at 110% of cost, with the additional 10% applied against the outstanding balance of the vendor's claim. While in the past this vendor has supplied the Company with competitive merchandise of good price and quality, there can be no assurance that the Company's commitment to this vendor will not interfere with its ability to purchase more competitive or desirable products from other vendors.


     SEASONALITY; FLUCTUATIONS IN CAPITAL DEMANDS. The Company's business is highly seasonal with its mall locations generating nearly 20% of their business during the Christmas holiday season. The Company's 12 tourist locations are less sensitive to seasonal fluctuations, however, on a store-by-store basis, they do experience fluctuations based upon such factors as seasonal economic conditions, transportation costs and other factors effecting tourism in their particular locations. This seasonality results in higher demand for working capital at certain times of the year. Also, interim operating results are not necessarily indicative of the Company's results of operations or financial conditions on an annualized basis. The Company cannot accurately predict the potential adverse effect of seasonality on its business, and there can be no assurance that the Company can acquire or develop additional retail locations in counter-seasonal locales or cultivate innovative marketing campaigns which will balance out the potential adverse consequences.

     LICENSING AND OTHER GOVERNMENTAL REGULATION. For each retail location operated by the Company, it is necessary for the Company to apply for and obtain certificates of authority, permits and other licenses from state and local governmental authorities permitting and/or controlling the Company's operation of one or more retail stores in the particular state and/or municipality. Each governmental jurisdiction has its own regulatory requirements which can impose additional reporting requirements and costs. While the Company has been able to obtain all necessary certificates, permits and licenses in the past, there can be no assurance that future changes in governmental regulation or the adoption of more stringent requirements may not have a material adverse impact upon the Company's future operations.

     EXPANSION INTO FOREIGN MARKETS. Although the Company intends to expand into foreign markets, there can be no assurance that the Company can open markets on a timely basis or that such new markets will prove to be profitable. Significant regulation and legal barriers must be overcome before marketing can begin in any foreign market. Also, before marketing has commenced, it is difficult to assess the extent to which the Company's products and sales techniques will be successful in any given country. In addition to significant regulatory barriers, the Company may also expect problems relating to entering new markets with different cultural bases and legal systems from those encountered in the past. Moreover, expansion of the Company's operations into new markets may entail substantial working capital and capital requirements associated with regulatory compliance. The Company intends to spend a portion of the proceeds of this offering for the purpose of expansion into foreign markets.

     EFFECT OF EXCHANGE RATE FLUCTUATIONS. The Company intends to expand its activities in foreign countries, both with respect to inventory purchases and retail sales. As a result, exchange rate fluctuations may have a significant effect on its sales, costs and gross margins. Further, if exchange rates fluctuate dramatically, it may become uneconomical for the Company to establish or continue purchasing or selling activities in certain countries.

     CONFLICTS OF INTEREST AND RELATED PARTY TRANSACTIONS Two of the Company's five directors also serve on the Board of Directors of Global Casinos, Inc., a corporation that acquired the Company's former gaming properties in exchange for securities. In addition, one of the Company's directors is also a director of Rockies Fund, Inc., one of the Company's largest shareholders. The Company has entered into certain transactions with its officers, directors and principal shareholders relating to the issuance of securities and an office lease. There is the potential for conflicts of interest from these transactions. The Board of Directors has determined that any future transactions with officers, directors or principal shareholders will be approved by the disinterested directors and will be on terms no less favorable than could be obtained from an unaffiliated third party.

     LIMITATION OF DIRECTORS' LIABILITY. The Company's Articles of Incorporation provide, as permitted by Colorado law, that its directors shall have no personal liability for certain breaches of their fiduciary duties to the Company. This provision may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty. In addition, the Company's Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Colorado law.

     MANAGEMENT OF GROWTH. If the Company is successful in increasing demand for the Company's products, of which there can be no assurance, growth of the Company could create certain additional risks. Rapid growth can be expected to place a substantial burden on the Company's management resources and financial controls. The Company's ability to manage its growth effectively will require the Company to continue to implement and refine its operational, financial and information management systems and to train, motivate and manage its employees. The Company's ability to attract and retain qualified personnel will have a significant affect on the Company's ability to establish and maintain its position in the market, and failure of the Company to manage its growth effectively could have material adverse effects on the Company's results of operations.


RISK FACTORS RELATED TO THE OFFERING


     LACK OF DIVIDENDS. No cash dividend was paid for the fiscal years ended January 28, 1996 and December 31, 1994, and the Company does not intend to declare or pay any dividends on its outstanding shares of Common Stock in the
foreseeable future.   However, in May 1994, the Company distributed to its
shareholders of record, PRO RATA, 2,409,700 shares of the common stock of Global Casinos, Inc., previously acquired by the Company in consideration of its interests in certain gaming properties located in Central City, Colorado.


     LIMITED PUBLIC TRACING MARKET FOR THE COMPANY'S COMMON STOCK. While there currently exists in the over-the-counter market a limited and sporadic public trading market for the Company's Common Stock, there can be no assurance that such a market will improve in the future, even if the Company's securities are approved for listing on NASDAQ. There can be no assurances that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market does develop, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of the shares offered. Moreover due to the relatively low price of the Company's securities, many brokerage firms may not effect transactions in the Company's Common Stock.


     RISKS OF LOW-PRICED STOCKS. The over-the-counter markets for securities such as the Company's Common Stock and Warrants historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Company's Common Stock.

     THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     The Common Stock is subject to Rules 15g-1 through 15g-9 adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the disclosure must identify the broker's role, if any, as a market-maker in the particular stock, provide information with respect to market prices of the Common Stock and the amount of compensation that the broker will earn in the proposed transaction. The broker-dealer must also provide the customer with certain other information and must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that following the proposed transaction the broker provide the customer with monthly account statements containing market information about the prices of the securities. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Many brokers may be unwilling to engage in transactions in the Company's securities because of the added disclosure requirements, thereby making it more difficult for purchasers of Common Stock to dispose of their securities.

     SHARES ELIGIBLE FOR FUTURE SALE. As of August 1, 1996, 3,744,695 shares of the Company's Common Stock, were issued and outstanding, 3,458,790 of which are "restricted securities" and under certain circumstances may, in the future, be sold in compliance with Rule 144 adopted under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks immediately preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above.

     The Company has outstanding options and warrants exercisable to purchase, in the aggregate, 1,313,750 shares of Common Stock at a weighted average exercise price of $1.00 per share. In addition, the Company is authorized to issue an additional 485,000 options under the Company's 1993 Stock Incentive Plan ("Incentive Plan") and an additional 300,000 options under its Employee Stock Purchase Plan ("ESPP"). The Company plans to register for sale under the Securities Act all shares issuable upon exercise of options granted under either the Incentive Plan or ESPP. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. Actual sales or the prospect of future sales of shares of Common Stock under Rule 144 may have a depressive effect upon the price of the Common Stock and the market therefor.

     RIGHTS TO ACQUIRE SHARES. A total of 1,313,750 shares of Common Stock have been reserved for issuance upon exercise of outstanding options and warrants, all BUT 200,000 of which are currently exercisable. In addition, there are outstanding Class B Warrants sold in the Bridge Offering exercis-able to purchase an additional 208,335 shares of Common Stock. The exercise prices of these options and warrants range between $.375 per share and $2.00 per share, with a weighted average exercise price of approximately $1.00 per share. During the terms of the outstanding options and warrants, the last of which expire in 2003, the holders thereof will have the opportunity to profit from an increase in the market price of the Company's Common Stock with resulting dilution to the holders of the Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional financing, and the holders of such options and warrants can be expected to exercise or convert those securities at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise or conversion of such options or warrants.


     AUTHORIZATION OF PREFERRED STOCK. The Company's Articles of Incorporation, as amended, authorize the issuance of up to 20,000,000 shares of preferred stock, $.10 par value. The Board of Directors has been granted the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption to such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval. The ability of the Board to issue one or more series of preferred stock without further stockholder approval could have the effect of delaying, deterring or preventing a change in control of the Company or otherwise making it more difficult for a person to acquire control of the Company. Further, the ability of the Board to so issue one or more series of Preferred Stock could have a depressive effect on the market price of the Company's Common Stock.

     AUTHORIZATION OF ADDITIONAL SHARES. The Company's Articles of Incorporation, as amended, authorized the issuance of up to 850,000,000 shares of Common Stock, of which 3,744,695 shares are outstanding on the date of this Prospectus. The Company's Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without shareholder approval. Future issuance of Common Stock could be at values substantially below the offering price in the offering and therefore could represent further substantial dilution to investors in the offering. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. The Company has outstanding options and warrants exercisable to purchase in the aggregate up to 1,313,750 shares of Common Stock at an average exercise price of $1.00 per share. Exercise of the options will have a further dilutive effect on existing shareholders and investors in the offering.

     PROPOSED PUBLIC OFFERING AND REVERSE STOCK SPLIT. The Company has signed a Letter of Intent to undertake a secondary public offering of its securities (the "Public Offering") and has filed a Registration Statement with the Commission covering that proposed Public Offering. As currently contemplated, the Public Offering would consist of the offering for sale by the Company through an underwriter, on a firm commitment basis, of 5,000,000 shares of Common Stock and 5,000,000 Class A Common Stock Purchase Warrants (the "A Warrants"), two (2) A Warrants exercisable to purchase one (1) additional share of Common Stock of the Company. In addition to its 10% underwriting commission and 3% non-accountable expense allowance, the representative of the Underwriters in the Public Offering will receive an option exercisable to purchase up to 10% of the securities offered by the Company in the Public Offering, or up to 500,000 shares of Common Stock and 500,000 A Warrants exercisable to purchase an additional 250,000 shares of Common Stock. Further, the Board of Directors and shareholders of the Company have previously approved, and the Company intends to consummate, a one-for-five (1-for-5) reverse split of its securities (the "Reverse Split"), on the effective date of the Registration Statement covering the Public Offering. As the price to the public of the shares of Common Stock and A Warrants being offered by the Company in the Public Offering have not been determined, it is likely that the Public Offering, if consummated, would have a dilutive effect on current stockholders of the Company. In addition, it is possible that implementation of the Reverse Split could result in a general devaluation of the market value of the Company's securities.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares by the Selling Securityholders. The Selling Securityholders will pay all commissions and other compensation to any securities broker-dealers through whom they sell any of the shares.

                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

     This Prospectus relates to the resale to the public of 2,167,208 shares of Common Stock by the Selling Shareholders set forth below. The following table sets forth certain information with respect to persons for whom the Company is registering the Common Stock for resale to the public. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders. Beneficial ownership of the Common Stock by such Selling Shareholders after this Offering will depend on the number of shares sold by each Selling Shareholder.

                         Shares Beneficially     Shares    Shares Beneficially
Name and Address       Owned Prior to Offering   Offered  Owned After Offering
                       -----------------------   -------   -------------------
of Beneficial Owner             Number Percent(1)Number   Number Percent(1)
- -------------------             ------ ---------- -------   ------------------

Michael Donnelly                14,862    0.4    14,862      -0-     -0-
1521 Blake Street
Denver, CO  80202

Jacques Clerk                   14,862    0.4    14,862      -0-     -0-
8616 Ruette Monte Carlo
LaJolla, CA  92037

Peggy Clerk                     14,862    0.4    14,862      -0-     -0-
8616 Ruette Monte Carlo
LaJolla, CA  92037

Cynthia Straatsma               14,862    0.4    14,862      -0-     -0-
6630 E. Lincoln Drive
Paradise Valley, AZ  89253

Gerald Montiel                  44,587    1.2    44,587      -0-     -0-
6206 Avenue Cresta
LaJolla, CA  92037

Jack L. Wold, Sr.               14,862    0.4    14,862      -0-     -0-
3841 West 127th Avenue
Broomfield, CO  80020

Don Baushiero                   14,862    0.4    14,862      -0-     -0-
6230 Seville Court
Long Beach, CA  90803

Robert H. and Nancy J. Crenshaw 14,862    0.4    14,862      -0-     -0-
161 Yale Lane
Seal Beach, CA  90740

Jed Rogovin                     14,862    0.4    14,862      -0-     -0-
15 Salter Drive
Montville, NY  07045

John Mincher                    14,862    0.4    14,862      -0-     -0-
Barbara Mincher
7545 Elkhorn Mountain
Littleton, CO  80127


Susan Stanley                   14,862    0.4    14,862      -0-     -0-
28032 Via del Cerro
San Juan Capistrano, CA  92675

Michael Blumenthal              54,501    1.4    54,501      -0-     -0-
11000 East Yale Avenue, #200
Aurora, CO  80014-1702

Clifford L. Neuman(2)          121,500  3.2%   110,000    11,500   0.2%
1507 Pine Street
Boulder, CO  80302

Kober Corporation               50,000   1.3%    50,000      -0-     -0-
8400 E. Prentice Avenue, #1203
Englewood, Colorado  80111

Richard Huebner                 20,000   0.5%    15,000     5,000    nil
2373 S. Sedalia Circle
Aurora, Colorado  80013

Hanifen, Imhoff Inc. FBO        10,000   0.3%    10,000      -0-     -0-
Susan Huebner IRA
1125 17th Street, Suite 1600
Denver, Colorado  80202

Stephen G. Calandrella(3)      84,200   2.2%    47,500    36,700   1.0%
7210 Antelope Lane
Colorado Springs, Colorado  80920

Roger Flahive                   25,000   0.7%    25,000      -0-     -0-
900 Carolyn Street
Mendota, Illinois  61342

Ray Hand                        225,000  6.0%    25,000    200,000  5.3%
1155 Scenic Drive
Knoxville, Tennessee  37919

Randy Black                     12,500   0.3%    12,500      -0-     -0-
53 Church Street
Bonne Terre, Missouri

Redwood MicroCap Fund, Inc.     354,450  9.5%   352,500     1,950    nil
P.O. Box 3465
Carefree, Arizona  85377

John C. Power                   68,750   1.8%    17,500    51,250   1.4%
P.O. Box 3465
Carefree, Arizona  85377

Peter L. Hirschburg              5,000   0.1%     5,000      -0-     -0-
471 North Curtis Road
Boise, Idaho  83706

Resources Trust Co. Trustee IRA 25,000   0.7%    25,000      -0-     -0-
FBO Gene L. Fox
1806 Poplar
Wunfield, Kansas  67156

Donald Hamilton                 12,500   0.3%    12,500      -0-     -0-
17 West 728 Butterfield Rd., #307
Oakbrook Terrace, Illinois  60181


Stella Melillo                  25,000   0.7%    25,000      -0-     -0-
Building 8, #205
1900 S. Kenner Highway
Stuart, Florida  34994

Ralph F. Stonebraker            25,000   0.7%    25,000      -0-     -0-
300 N. Lake Shore Drive, Apt. 16C
Chicago, Illinois 60657

Hanifen, Imhoff Inc. FBO        12,500   0.3%    12,500      -0-     -0-
Roger A. Flahive, IRA
1125 17th Street, Suite 2600
Denver, Colorado  80202

Werner Lienmann                 25,000   0.7%    25,000      -0-     -0-
8847 Long
Lenena, Kansas 66215

The Rockies Fund, Inc.          446,188  11.9%  342,500    103,688  2.8%
4465 Northpark Drive
Colorado Springs, Colorado  80907

Randy Butchard                  100,000  2.7%   100,000      -0-     -0-
601 W. Hastings, Suite 100
Vancouver, British Columbia
Canada V6B 5E2

Curtis Van Carter               40,000   1.0%    40,000      -0-     -0-
P.O. Box 2905
Yountville, California  94599

Vernon D. Moorer Jr. Trust,     30,000   0.8%    30,000      -0-     -0-
Joan B. Moorer & Catherine Moorer
Krichten CO-TTEE U/A DTD 12/16/88
4528 East Duane Lane
Cave Creek, Arizona  85332

Banca Adamas S.A.               400,000  10.7%  400,000      -0-     -0-
Via Nassa 42
6900 Lugano, Switzerland

A. Leonard Nacht                112,500  3.0%   100,000    12,500   0.3%
1510 Alamo Drive
Colorado Springs, CO  80907

Alan B. Norris                  100,000  2.7%   100,000      -0-     -0-
829 N. Circle Drive
Colorado Springs, CO  80909

Sissel B. Greenberg(4)         18,000   0.5%    12,000     6,000   0.2%
3033 S. Parker Road, #120
Aurora, Colorado  80014

- ----------------------------------------

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the date of this Prospectus, or within 60 days of such date, have not been treated as outstanding when determining the percent of the class owned by such individual.


(2) Mr. Neuman is the principal of the law firm of Neuman & Cobb which serves as legal counsel to the Company. Shares of Common Stock being offered were issued to Mr. Neuman in consideration of legal services to the Company.


(3)  Mr. Calandrella was formerly President and a director of the Company.

(4)  Ms. Greenberg is currently President and director of the Company.



     The Selling Securityholders have advised the Company that sales of the shares of Common Stock may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of shares of Common Stock by the Selling Securityholders. Sales of the shares of Common Stock by the Selling Shareholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.

     The shares of Common Stock are offered by the Selling Securityholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The Company has agreed to pay all expenses incurred in connection with the registration of the shares offered by the Selling Securityholders; provided, however, that the Selling Securityholders shall be exclusively liable to pay any and all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of the shares.

                            DESCRIPTION OF SECURITIES

     The Company is authorized to issue up to 850,000,000 shares of $.0004 par value Common Stock and up to 20,000,000 shares of $.10 par value Preferred Stock. As of July 15, 1996, 3,744,695 shares of Common Stock and 416,670 shares of Preferred Stock were issued and outstanding.

COMMON STOCK

     Each holder of Common Stock of the Company is entitled to one (1) vote for each share held of record. There is no right to cumulative votes for the election of directors. The shares of Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, PRO RATA, the Assets of the Company which are legally available for distribution to shareholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

     The Company is authorized to issue up to 20,000,000 shares of $.10 par value Preferred Stock. The preferred stock of the corporation can be issued in one or more series as may be determined from time to time by the Board of Directors without further stockholder approval. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. All series shall be alike except that there may be variation as to the following:
(1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.

     Although the Company currently does not have any plans to designate a series of Preferred Stock, there can be no assurance that the Company will not do so in the future. As a result, the Company could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption to such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval.

SERIES A CONVERTIBLE PREFERRED STOCK

     The Company has issued and outstanding 416,670 shares of Series A Convertible Preferred Stock (the "Convertible Preferred Stock") which was issued to investors in the Bridge Offering which was completed on June 24, 1996. Holders of shares of Convertible Preferred Stock are entitled to one vote for each share on any matter to come before the shareholders of the Company and are entitled to a liquidation preference of $.60 per share of Convertible Preferred Stock in the event of a liquidation of the Company. Each outstanding share of Convertible Preferred Stock is entitled to receive cumulative cash dividends at the annual rate of $.051 per share, payable quarterly on the last day of January, April July and October of each year. Each share of Convertible Preferred Stock is convertible at the option of the holder into one share of Common Stock (the "Conversion Stock") commencing June 24, 1997. However, each share of Convertible Preferred Stock will convert automatically into shares of Common Stock if the Conversion Shares are registered for sale by the Company as part of a public offering of new shares of Common Stock on or before October 31, 1996 (the "Automatic Conversion"). In the event of an Automatic Conversion, the conversion price shall be equal to 70% of the offering price of the Common Stock to the public in the Company's next public offering. As of the date of this Prospectus, the Company has filed a Registration Statement with the Securities and Exchange Commission registering for resale the shares of Conversion Stock; however, such Registration Statement has not yet been declared effective. Upon such Automatic Conversion, holders of outstanding shares of Convertible Preferred Stock shall have no further rights as preferred stockholders of the Company other than the right to receive certificates evidencing the Conversion Shares issuable upon such conversion.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Corporate Stock Transfer, Inc., Denver, Colorado.

REPORTS TO SHAREHOLDERS

     The Company intends to furnish annual reports to shareholders which will include certified financial statements reported on by its certified public accountants. In addition, the Company may issue unaudited quarterly or other interim reports to shareholders as it deems appropriate. The Company will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.


                                  LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Neuman & Cobb, Boulder, Colorado. Clifford L. Neuman, a partner in the firm of Neuman & Cobb, is the beneficial owner of 121,500 shares of the Company's Common Stock, and Nathan L. Stone, an associate with the firm, is the beneficial owner of 3,500 shares of the Company's Common Stock.


                                     EXPERTS

     The financial statements of the Company as of January 28, 1996, for the fiscal year ended January 28, 1996, the month ended January 29, 1995 and the year ended December 31, 1994 are included herein in reliance on the reports of Hein + Associates LLP, independent certified public accountants, and upon the authority of that firm as experts in auditing and accounting.

- ------------------------------

No person is authorized to
give any information or to
make any representation other
than those contained in this
Prospectus, and if  made such
information or representation
must not be relied upon as
having been given or
authorized.  This Prospectus
does not constitute an offer
to sell or a solicitation of
an offer to buy any securities
other than the Securities
offered by this Prospectus or
an offer to sell or a
solicitation of an offer to
buy the Securities in any
jurisdiction to any person to
whom it is unlawful to make
such offer or solicitation in
such jurisdiction.

The delivery of this
Prospectus shall not, under
any circumstances, create any
implication that there has
been no changes in the affairs
of the Company since the date
of this Prospectus.  However,
in the event of a material
change, this Prospectus will
be amended or supplemented
accordingly.




                 TABLE OF CONTENTS

                                   Page
                                   ----

Available Information. . . . . . . .4
Prospectus Summary . . . . . . . . .7
Risk Factors . . . . . . . . . . . 12
Use of Proceeds. . . . . . . . . . 19
Selling Shareholders and
Plan of Distribution . . . . . . . 20
Description of
Securities . . . . . . . . . . . . 25
Legal Matters. . . . . . . . . . . 26
Experts. . . . . . . . . . . . . . 26

- ------------------------------







                                                 PREMIER CONCEPTS, INC.


                                                    2,167,208 Shares


















- -----------------------------
                                                       PROSPECTUS
- -----------------------------





                                                               , 1996
       -----------

PAGE
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the offering are to be borne by the Company, are as follows:

     SEC Filing Fee                         $    374
     Printing Expenses                           500
     Accounting Fees and Expenses              1,500
     Legal Fees and Expenses                   5,000
     Blue Sky Fees and Expenses                  500
     Registrar and Transfer Agent Fee            100
     Miscellaneous                             2,026
                                             -------
          Total                              $10,000

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

     7-109-101.  DEFINITIONS.  As used in this article:

     (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (3)  "Expenses" includes counsel fees.

     (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

     (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

     (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     7-109-102.  AUTHORITY TO INDEMNIFY DIRECTORS.

     (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

       (a)  The person conducted himself or herself in good faith; and

       (b)  The person reasonable believed:

         (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

         (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

       (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4)  A corporation may not indemnify a director under this section:

       (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

       (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     7-109-103. MANDATORY INDEMNIFICATION OF DIRECTORS. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any director, against reasonable expenses incurred by him or her in connection with the proceeding.

     7-109-104.  ADVANCE OF EXPENSES TO DIRECTORS.

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

       (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

       (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

       (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

     7-109-105.  COURT-ORDERED INDEMNIFICATION OF DIRECTORS.

     (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

       (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

       (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-
     102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     7-109-106.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF
     DIRECTORS.

     (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

     (2) The determinations required by subsection (1) of this section shall be made:

       (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

       (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

     (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

       (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or
     (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

       (b)  By the shareholders.

     (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     7-109-107.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND
     AGENTS.

     (1)  Unless otherwise provided in the articles of incorporation:

       (a)  An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

       (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

       (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     7-109-108. INSURANCE. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-109.  LIMITATION OF INDEMNIFICATION OF DIRECTORS.

     (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     7-109-110. NOTICE TO SHAREHOLDER OF INDEMNIFICATION OF DIRECTOR. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                  *     *     *

     Article XIII of the Amended and Restated Articles of Incorporation of the Company provides, in pertinent part:

     Section 1. A director of this Corporation shall not be liable to the
                Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Colorado Corporation Code as the same exists or may hereafter be amended.

     Section 2. Any repeal or modification of the foregoing Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     Article XII of the Amended and Restated Articles of Incorporation of the Company provides, in pertinent part:

     Section 2. Indemnification of Officers, Directors and Others.
                -------------------------------------------------------------

                (a) All officers and directors of the Corporation shall be entitled to indemnification to the maximum extent permitted by law or by public policy.

                (b) Any mandate for indemnification, whether by statute or order of Court, is to be expressly subject to the Corporation's reasonable capability of paying.

                (c) No person will be entitled to be reimbursed for expenses incurred in connection with a Court proceeding to obtain Court ordered indemnification unless such person first made reasonable application to the Corporation and the Corporation either unreasonably denied such application or through no fault of the applicant was unable to consider such application within a reasonable time.

                (d) A director who is or was made a party to a proceeding because he is or was an officer, employee, or agent of the Corporation is entitled to the same rights as if he were or had been made a party because he was a director.

                (e) To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director.

Item 16.  EXHIBITS.

     a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.        Title
- -----------        -----

*    4.1    Specimen Certificate of Common Stock

*    4.2    Specimen Class A Warrant Certificate

*    4.3    Designations of Series A Convertible Preferred Stock

*    4.4    1992 Stock Incentive Plan

*    4.5    1995 Employee Stock Purchase Plan

*    4.6    Representative's Share Option Agreement

*    4.7    Representative's Warrant Option Agreement

     5.0 Opinion of Neuman & Cobb regarding the legality of the securities being registered

     13.1 Amended and Restated Annual Report on Form 10-KSB/A-1 for the year ended January 28, 1996 as filed with the Securities and Exchange Commission on August 1, 1996

     13.2 Amended and Restated Quarterly Report on Form 10-QSB/A-1 for the quarter ended April 28, 1996, as filed with the Commission on June 28, 1996

     23.1   Consent of Neuman & Cobb

     23.2   Consent of Hein + Associates LLP

- ----------------------------------------

* Incorporated by reference from the Registrant's Registration Statement on Form SB-2 as filed with the Commission on July 24, 1996.


Item 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

     2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Aurora, State of Colorado on the 2nd day of September, 1996.
                              PREMIER CONCEPTS, INC.



                              By:  /s/ Sissel Greenberg, President
                              ----------------------------------
                                   Sissel Greenberg, President

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meet all of the requirements for filing on Pre-Effective Amendment No. 2 to Form S-3 and has duly cuased this Registration Statement to be signed onits behalf by the undersigned thereunto duly authorized, in the City of Aurora, State of Colorado on the 3rd day of September, 1996.

SIGNATURE                                    POSITION              DATE
- ----------------                           -------------         --------


/s/ Sissel Greenberg                  Chief Executive Officer     9/3/96
- ------------------------------               Director             -------
Sissel Greenberg



/s/ Gerald Jacobs                            Director             9/3/96
- ------------------------------                                    -------
Gerald Jacobs



/s/ Pete Bloomquist                          Director             9/3/96
- ------------------------------                                    -------
Pete Bloomquist



- ------------------------------               Director
Charles M. Powell                                                 -------



- ------------------------------               Director
William Nandor                                                    -------



/s/ Todd Huss                         Chief Financial Officer     9/3/96
- ------------------------------     Prinicipal Accounting Officer  -------
Todd Huss